                                                                     EXHIBIT 2.4


           ASSIGNMENT, ASSUMPTION, AMENDMENT AND ALLOCATION AGREEMENT

     Reference is made to each of (i) the Purchase Agreement, dated as of February 24, 2000 (the "Asset Purchase Agreement"), between Southern Investors Service Company, Inc. (the "Seller") and Stephen R. Smith ("Smith") and (ii) each of the two Real Estate Purchase and Sale Agreements dated as of February 24, 2000 between the Seller and Smith (the "Real Estate Purchase Agreements" and, together with the Asset Purchase Agreement, the "Agreements").

Smith does hereby assign and transfer

     (i) to Lajitas Resort, Ltd., a Texas limited partnership ("LRL"), all of Smith's rights under the Asset Purchase Agreement, other than the right to acquire (a) the Town and Resort Real Property (as defined in Section 1.1(a) of the Asset Purchase Agreement) and (b) the right to withdraw water as described in Section 1.1(j) of the Asset Purchase Agreement (the "Water Rights"); and

      (ii) to Texas R and S Properties, Ltd., a Texas limited partnership
("R and S"), (a) Smith's right under the Asset Purchase Agreement to acquire the Town and Resort Real Property and the Water Rights and (b) all of Smith's rights under the Real Estate Purchase Agreements.

     LRL hereby assumes and agrees to perform all of Smith's obligations under the Asset Purchase Agreement as if it were the original buyer party thereto; provided that R and S hereby assumes the obligation to pay that portion of the purchase price under the Asset Purchase Agreement which is allocated to the Town and Resort Real Property and Water Rights (as specified below).

     The parties agree that the foregoing assignment and assumption shall not expand or alter Seller's obligations under the Asset Purchase Agreement (including, without limitation, its obligations under Article 7 thereof), and Seller's obligations thereunder shall be limited as if there were a single buyer under the Asset Purchase Agreement.

     R and S hereby assumes and agrees to perform all of Smith's obligations under the Real Estate Purchase Agreements.

     Seller hereby consents to the foregoing assignment and assumption. In addition, the parties hereto agree that Schedule 1.5 to the Asset Purchase Agreement is hereby amended to add to the list of "Assumed Contracts" the Lease Agreement, dated as of April 3, 1990, between The Mischer Corporation (predecessor in interest to the Seller) and Boquillas Beverage Company ("Beverage"), as amended by Amendment to Lease Agreement, dated as of March 22, 2000, between the Seller and Beverage.

     Pursuant to Section 4.8 of the Asset Purchase Agreement, Seller agreed to paid certain amounts in respect of the agreed order with the TNRCC disclosed in the Asset Purchase Agreement. The parties hereby agree that Section 4.8 of the Asset Purchase Agreement is hereby deleted in its
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entirety. Seller shall have no obligations to LRL or any other Person with respect to (and LRL and the other parties hereto hereby release, acquit and forever discharge Seller from any obligations relating to or arising out of) such agreed order or otherwise relating to any property or equipment used at or in connection with the Resort, including any property or equipment owned or used by Lajitas Utility. In consideration of such release, the purchase price is being reduced by $400,000 from $3,950,000 to $3,550,000. Schedule 1.1B of the Asset Purchase Agreement is hereby amended by (a) deleting the reference to a "1990 Chevrolet 2 1/2T Truck" and the corresponding use of said truck as a "Water/Fire truck" and inserting in lieu thereof the reference to a "1984 Ford 1/2T Pickup" and (b) inserting at the end of the list of vehicles and uses the reference to a "1988 Ford 3/4 T Van" and the corresponding use of said van as a "Rental".

Each Agreement is hereby ratified and confirmed as modified by this Agreement.

The parties hereto hereby agree that the total $3,550,000 purchase price under all three Agreements is allocated among the various Agreements and properties as follows:

     1. Asset Purchase Agreement: $2,550,000 allocated among the Transferred Assets as follows:

          a.      Town and Resort Real Property and water rights:         $2,200,000
          b.      Personal property:                                      $  350,000

     2.           Real Estate Purchase Agreement relating to "Tract 2":   $  400,000

     3.           Real Estate Purchase Agreement relating to "Tract 3":   $  600,000

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     This agreement may be executed in multiple counterparts, each being an original, but all such counterparts shall constitute one agreement dated to be effective as of May 2, 2000.

                              SOUTHERN INVESTORS SERVICE COMPANY, INC.


                              By:   /s/ Mark A. Kilkenny
                                 -----------------------------------
                              Name: Mark A. Kilkenny, Vice President

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

                            LAJITAS RESORT, LTD.
                            By: Lajitas Management, L.L.C., its general partner

                            By:     /s/ Randall N. Williamson
                               -----------------------------------------------
                            Name:   Randall N. Williamson
                            Title:  Manager

                            TEXAS R AND S PROPERTIES, LTD.
                            By: Cottondale Corporation,, its general partner

                            By:     /s/ Randall N. Williamson
                               -----------------------------------------------
                            Name:   Randall N. Williamson
                            Title:  Vice President

                            STEPHEN R. SMITH

                            /s/ Stephen R. Smith
                            -------------------------------------------------
                            Stephen R. Smith






 [Signature page to Assignment, Assumption, Amendment and Allocation Agreement]

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